Exhibit 99.1

Alphavest Acquisition Corp Announces Adjournment of Extraordinary General Meeting of Shareholders

New York, New York December 20, 2023 /GlobeNewswire/ — Alphavest Acquisition Corp (NASDAQ: ATMV) (the “Company”) announced today that the Company’s Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) was convened on December 20, 2023 at 12:00 p.m. Eastern Time and adjourned in order to solicit additional votes on the matters listed in the notice of extraordinary general meeting and the proxy statement.

The Extraordinary General Meeting has been adjourned to December 21, 2023 at 1:30 p.m. Eastern Time and will continue to be held virtually.

Only shareholders of record, as of the record date, December 7, 2023 (the “Record Date”), are entitled to vote at the Extraordinary General Meeting, either in person or by proxy. Proxies previously submitted in respect of the Extraordinary General Meeting will be voted at the adjourned Extraordinary General Meeting unless properly revoked, and shareholders who have previously submitted a proxy or otherwise voted need not take any further action.

About AlphaVest Acquisition Corp

AlphaVest Acquisition Corp is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company, the company intends to focus its search on businesses throughout Asia.

For investor and media inquiries, please contact:

David Yan

Email: david.yan@alphavestacquisition.com

203-998-5540